Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani EVP Strategic Development (310) 444-5335 ssabnani@hythiam.com	Tim Sullivan Dan Klores Communications (212) 981-5234 tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CALIF. —May 9, 2007—Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the first quarter ended March 31, 2007, which include the consolidated results from Comprehensive Care Corporation (CompCare) for the period subsequent to January 12, 2007, the date of Hythiam’s acquisition of a majority controlling interest in CompCare, to March 31, 2007.

For the 2007 first quarter, the Company reported revenues of $8,857,000, which include $1,251,000 from Hythiam’s healthcare services and $7,606,000 from CompCare’s operations, compared to Hythiam’s revenues of $653,000 in the first quarter of 2006. The $598,000 increase in Hythiam’s healthcare services revenues from the first quarter of last year resulted from higher fees from licensees, increased sales from PROMETA Centers and sales from international operations and third party payers. There were a total of 155 patients treated with the PROMETA protocol in the first quarter of 2007 compared to 96 patients in the first quarter 2006. During the first quarter of 2007, there were 30 licensee sites contributing to revenues versus 19 in the same period last year. The Company’s average revenue per PROMETA patient treated increased to $6,915 in the first quarter of this year compared to $6,801 for the same period last year.

Consolidated operating expenses during the first quarter ended March 31, 2007 were $19.6 million, including $1.0 million of research and development expense and $1.0 million of non-cash charges for depreciation, amortization and share-based compensation under SFAS 123(R), versus $9.9 million in the first quarter of 2006, including $1.4 million of non-cash charges. CompCare’s operating expenses were $8.0 million in the first quarter 2007.

Net loss for this year’s first quarter was $10.7 million, or $0.25 per share, versus a net loss of $8.7 million, or $0.22 per share, in the year ago first quarter. Included in the 2007 first quarter net loss was a $378,000 net loss from CompCare’s operations.

Effective January 1, 2007, CompCare commenced a contract with a health plan to provide behavioral healthcare services to approximately 275,000 Medicaid recipients in Indiana. This contract is anticipated to generate approximately $14 million to $15 million in annual revenues, or approximately 40% of CompCare’s anticipated annual revenues of between $35 million and $36 million. CompCare’s total contract membership amounted to 1.1 million at March 31, 2007, including 1 million for capitated contract membership.

Some of the recent highlights include:

•	Initial Government Funding. The Company has learned of $1.5 million in initial funding that can be used for PROMETA protocol programs within drug courts that have been authorized both at the county level and by the legislatures of two states, once the respective budgets have been signed into law.

•	Blue Cross Blue Shield Pilot Study. Hawaii Medical Service Association (HMSA), an independent licensee of Blue Cross Blue Shield, will evaluate the PROMETA protocols for use among its membership. HMSA is the largest provider of health care coverage in the state of Hawaii, providing access to care for more than 700,000 lives. It is anticipated that treatments under HMSA’s commercial evaluation will commence before the end of Hythiam’s second fiscal quarter ending June 30, 2007.

•	Publication of data supporting Hythiam’s treatment approach by leading researcher. Sheryl Smith Ph.D., a leading researcher in the field of neurosteroids, presented data from her research on methamphetamine dependent rats, describing the methamphetamine induced increase in the a4 subunit of the GABAa receptor and the post-treatment decrease of this pathological marker, which has been associated with states of hyper-excitability and anxiety. This receptor dysregulation and associated symptomatology has previously also been associated with alcohol and neurosteroid withdrawal.

•	Launch of National Field Organization. The Company launched a new nationwide team of field personnel including 36 individuals, 18 PROMETA Clinical Consultants (PCC’s) and 18 Site Managers, focused on increasing awareness of the PROMETA® protocols among physicians and allied health professionals specializing in the treatment of substance dependence.

•	Acquisition of a majority controlling interest in CompCare. Hythiam acquired a majority controlling interest in Tampa, Florida based Comprehensive Care Corporation (CompCare). CompCare is the eighth largest risk-based managed behavioral health organization servicing Medicaid, Medicare, and commercial third-party payers. The acquisition accelerates the Company’s ability to offer a disease management model.

“During the first quarter we experienced growth primarily as a result of strong sales from our PROMETA Center and increased penetration of our licensees,” said Terren Peizer, Hythiam’s Chairman and Chief Executive Officer. “Even prior to formal validation from double-blind studies, we have begun to see traction from our private-pay business. In addition, the PROMETA Center’s success has validated our belief that a dedicated facility to the treatment of drug and alcohol addiction is the right model with which to pursue growth. Due to its success, we expect the fourth PROMETA Center, managed by the Canterbury Institute, to open by the end of this quarter in Boca Raton.

“As recently announced, we believe this initial financial support for PROMETA programs from two states is a precursor to potential additional funding from other states currently evaluating PROMETA including Texas, Georgia and Louisiana. PROMETA protocols are also being evaluated for use in a methamphetamine dependent Medicaid eligible population in Arizona. Progress in our current managed care initiatives strengthens our belief that we will be in a position to benefit from reimbursement by year end.

“Most excitingly, probably within a week or so, we will disclose top-line study data from Cedars Sinai on PROMETA for the treatment of alcohol dependence. Lead investigator Dr. Jeffrey Wilkins is the endowed chair of addiction treatment at Cedars Sinai and was the first investigator to design a study around PROMETA for alcoholism. Beyond the top-line data, a formal summary of the neurocognitive impacts of PROMETA will be presented by him during the first week of July at the International Neuropsychological Society conference in Spain, and further data on cravings and reduction in use will be shared at the Research Society on Alcoholism conference a few days later.”

Business Outlook

Hythiam reiterated its previously provided proforma revenue guidance for fiscal 2007 of approximately $50 million, including the consolidation of financials from the Company’s acquisition of a majority controlling interest in CompCare. Hythiam anticipates that on a standalone basis, the Company will generate 2007 revenue of approximately $14 million. CompCare recently disclosed that they expect to be cash-flow positive from operations this calendar year.

Hythiam will hold a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing (877) 407-9205, or for international callers (201) 689-8055. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on May 16, 2007 by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 240585.

About Hythiam, Inc.

Integrating both medical and psychosocial treatment modalities, Hythiam, Inc. provides comprehensive behavioral health management services to health plans, employers, criminal justice, and government agencies. With a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment, the company manages all behavioral health disorders. The company also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment protocols. Hythiam currently offers initial disease management offerings for substance dependence built around its proprietary PROMETA treatment protocols for alcoholism and dependence to stimulants. The PROMETA treatment protocols, which integrate behavioral, nutritional, and medical components, are available through licensed treatment providers. For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaires
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Behavioral health managed care services	$7,606	$-
Healthcare services	1,251	653

Total revenues	8,857	653
Operating Expenses
Behavioral health managed care expenses	7,153	-
Cost of healthcare services	336	167
General and administrative expenses	10,582	8,526
Research and development	1,011	850
Depreciation and amortization	547	314

Total operating expenses	19,629	9,857

Loss from operations	(10,772)	(9,204)
Interest income	512	476
Interest expense	(473)	—

Loss before provision for income taxes	(10,733)	(8,728)
Provision for income taxes	10	-

Net loss	$(10,743)	$(8,728)

Basic and diluted net loss per share	$(0.25)	$(0.22)

Weighted number of shares outstanding	43,841	39,196

Hythiam, Inc. and Subsidiaires
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$14,376	$5,701
Marketable securities, at fair value	25,943	37,746
Restricted cash	125	82
Receivables, net	983	637
Prepaids and other current assets	1,595	383

Total current assets	43,022	44,549
Property and equipment, net	4,566	3,711
Goodwill	10,799	—
Intangible assets, net	5,312	3,397
Deposits and other assets	891	548

Total Assets	$64,590	$52,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,713	$9,451
Long-term debt	10,766	—
Other long-term liabilities	986	725
Stockholders’ equity	36,125	42,029

Total Liabilities and Stockholders’ Equity	$64,590	$52,205